Exhibit 99.1

Oceaneering Announces Record Second Quarter Earnings

— Earnings More Than Double First Quarter —
— Earnings Increase 35% Year-Over-Year —
— ROVs Achieve Record Operating Income —
— Subsea Product Backlog Rises 45% to $60 Million —

August 3, 2004— Houston, Texas — Oceaneering International, Inc. (NYSE:OII) today reported record second quarter earnings for the period ended June 30, 2004. Net income was more than double that of the first quarter and equal to the results reported in the second quarter of 2002. On revenue of $194.7 million, Oceaneering generated net income of $10.9 million, or $0.43 per common share. For the first quarter of 2004, Oceaneering reported revenue of $166.6 million and net income of $4.8 million, or $0.19 per common share.

The sequential increase in quarterly earnings of 126% was largely attributable to improved profit contributions from our Remotely Operated Vehicle (ROV) and Inspection segments, increased Medusa Spar equity income, and the absence of a non-recurring charge taken in the first quarter for a terminated acquisition effort.

Summary of Results
(in thousands, except per share amounts)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2004	2003	2004	2004	2003
Revenues	$194,653	$163,761	$166,628	$361,281	$304,430
Gross Margin	$32,869	$28,226	$25,634	$58,503	$52,389
Operating Income	$16,831	$14,743	$8,957	$25,788	$26,200
Net Income	$10,912	$8,086	$4,830	$15,742	$14,121

Diluted Earnings Per Share	$0.43	$0.33	$0.19	$0.62	$0.58

Weighted Average Number of Diluted Shares	25,589	24,284	25,378	25,483	24,392

For the second quarter of 2003, Oceaneering reported revenues of $163.8 million and net income of $8.1 million, or $0.33 per share. The year-over-year quarterly increase in net income of 35% was mainly attributable to increases in ROV and Inspection operating profits and equity income from the Medusa Spar.

John Huff, Chairman and Chief Executive Officer, stated, “Results for the quarter were particularly satisfying, as we achieved increases in quarterly profit contribution from every one of our business activities. Our ROV business segment achieved a best-ever quarterly profit performance.

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“When compared to the first quarter of this year, operating income from our ROV business increased largely due to the Stolt ROV drill support fleet acquisition in mid-February and an improvement in construction service-related demand, particularly in Norway. Inspection operating income increased due to the success of our efforts to secure higher value-added work.

“Subsea Products operating income improved due to higher profit contributions from both our Oceaneering Intervention Engineering and Multiflex operations. Furthermore, backlog improved to $60 million, up from $41 million at the end of the first quarter, on the strength of a higher level of umbilical orders. Our products backlog is now the highest it has been since the end of 2001. We secured the first two steel tube umbilical jobs for our new cabling machine in our Brazil plant and we continue to expect that our Panama City, Florida umbilical facility will be operational in the fourth quarter.

“Earnings from our Mobile Offshore Production Systems business activities grew as equity income from our investment in the Medusa Spar contributed $2.5 million, up from $1.1 million in the first quarter. Two additional Medusa field wells commenced production during the quarter and the sixth well is expected to commence production in the third quarter. Consequently, we expect the quarterly profit contribution from this operation to increase in the third quarter. During the quarter Murphy Oil announced that production from Medusa North, the first subsea tie-back to the spar, is anticipated to commence production in the first quarter of 2005.

“Our current EPS outlook for 2004 remains at approximately $1.60. This is predicated on our expectation of achieving improved second half results, as compared to the first half of this year, from each of our oil and gas related business segments and the Medusa Spar. For the third quarter, we estimate EPS of $0.45 to $0.50, as a result of sequential quarterly profit increases by our Subsea Products, Subsea Projects, and Inspection segments and a higher earnings contribution from the Medusa Spar.

“Looking forward, our preliminary earnings target for 2005 remains to achieve additional EPS growth of 25%, to approximately $2.00 per share. This is based on our expectation of improving market demand for our services and products, driven by increased subsea completion activity and floating drilling rig use.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s anticipated timetable for the Panama City umbilical facility becoming operational, expected equity earnings from the Medusa Spar investment, backlog, projected earnings for 2004, preliminary target of EPS growth in 2005, and expectations concerning market demand. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are fully described in Oceaneering’s annual report on Form 10-K for the year ended December 31, 2003 and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the telecommunications, aerospace, and marine engineering and construction industries.

For further information, please contact Jack Jurkoshek, Investor Relations Manager, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of Oceaneering’s earnings release conference call, scheduled for August 4, 2004 at 10:00 a.m., Central Time, can be heard at www.companyboardroom.com (enter ticker OII).

PR 884

— Tables follow on next page —

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	Dec. 31, 2003
	(in thousands)
ASSETS Current Assets	$262,646	$224,765
Net Property and Equipment	371,719	329,070
Other Assets	122,441	109,021

TOTAL ASSETS	$756,806	$662,856

LIABILITIES AND SHAREHOLDERS’ EQUITY Current Liabilities	$149,365	$132,972
Long-Term Debt	162,751	122,324
Other Long-Term Liabilities	48,897	48,185
Shareholders’ Equity	395,793	359,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$756,806	$662,856

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	June 30,	June 30,	March 31,	June 30,
	2004	2003	2004	2004	2003
		(in thousands, except per share amounts)
Revenue	$194,653	$163,761	$166,628	$361,281	$304,430
Cost of Services and Products	161,784	135,535	140,994	302,778	252,041

Gross Margin	32,869	28,226	25,634	58,503	52,389
Selling, General and Administrative Expenses	16,038	13,483	16,677	32,715	26,189

Income from operations	16,831	14,743	8,957	25,788	26,200
Interest Income	67	123	55	122	287
Interest Expense	(2,168)	(1,931)	(2,094)	(4,262)	(3,851)
Equity Earnings (losses) of unconsolidated affiliates, net	2,320	(85)	1,136	3,456	(221)
Other Expense, net	(263)	(410)	(623)	(886)	(690)

Income before income taxes	16,787	12,440	7,431	24,218	21,725
Provision for Income Taxes	(5,875)	(4,354)	(2,601)	(8,476)	(7,604)

Net Income	$10,912	$8,086	$4,830	$15,742	$14,121

Diluted Earnings per Share	$0.43	$0.33	$0.19	$0.62	$0.58
Weighted average number of common shares and equivalents	25,589	24,284	25,378	25,483	24,392

SEGMENT INFORMATION

	For the Three Months Ended			For the Six Months Ended
	June 30,	June 30,	Mar. 31,	June 30,	June 30,
	2004	2003	2004	2004	2003
	($ in thousands)
Remotely Operated Vehicles
Revenue	$55,081	$40,879	$46,405	$101,486	$75,943
Gross Margin	$14,648	$10,633	$10,853	$25,501	$19,492
Gross Margin %	27%	26%	23%	25%	26%
Operating Income	$12,102	$8,958	$8,565	$20,667	$16,031
Days Available	14,561	11,375	12,746	27,307	22,625
Utilization	67%	72%	69%	68%	68%
Subsea Products
Revenue	$36,525	$27,878	$33,326	$69,851	$51,919
Gross Margin	$6,676	$6,366	$5,697	$12,373	$9,954
Gross Margin %	18%	23%	17%	18%	19%
Operating Income	$2,934	$3,327	$2,025	$4,959	$4,096
Subsea Projects
Revenue	$16,423	$18,367	$12,483	$28,906	$30,901
Gross Margin	$2,023	$1,683	$1,476	$3,499	$3,974
Gross Margin %	12%	9%	12%	12%	13%
Operating Income	$721	$652	$366	$1,087	$1,993
Mobile Offshore Production Systems
Revenue	$13,128	$12,068	$12,767	$25,895	$23,357
Gross Margin	$4,426	$4,460	$4,534	$8,960	$9,061
Gross Margin %	34%	37%	36%	35%	39%
Operating Income	$3,974	$3,849	$4,038	$8,012	$7,792
Inspection
Revenue	$40,207	$34,761	$31,899	$72,106	$65,241
Gross Margin	$5,337	$4,320	$2,920	$8,257	$7,470
Gross Margin %	13%	12%	9%	11%	11%
Operating Income	$2,555	$1,257	$98	$2,653	$1,892
Advanced Technologies
Revenue	$33,289	$29,808	$29,748	$63,037	$57,069
Gross Margin	$6,469	$5,486	$5,497	$11,966	$10,873
Gross Margin %	19%	18%	18%	19%	19%
Operating Income	$4,398	$3,798	$3,701	$8,099	$7,655
Unallocated Expenses
Gross Margin	$(6,710)	$(4,722)	$(5,343)	$(12,053)	$(8,435)
Operating Income	$(9,853)	$(7,098)	$(9,836)	$(19,689)	$(13,259)
TOTAL
Revenues	$194,653	$163,761	$166,628	$361,281	$304,430
Gross Margin	$32,869	$28,226	$25,634	$58,503	$52,389
Gross Margin %	17%	17%	15%	16%	17%
Operating Income	$16,831	$14,743	$8,957	$25,788	$26,200

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions	$18,341	$26,276	$67,103	$85,444	$63,851
Depreciation and amortization	$16,341	$14,174	$15,621	$31,962	$27,920